BankAtlantic Bancorp Reports Financial Results
For the First Quarter, 2008
     FORT LAUDERDALE, Florida — April 28, 2008 —BankAtlantic Bancorp, Inc. (NYSE: BBX) today reported a net loss of ($23.4) million, or ($0.42) per diluted share for the quarter ended March 31, 2008, compared to net income of $5.7 million, or $0.09 per diluted share, for the first quarter of 2007.
     BankAtlantic Bancorp’s Chairman and Chief Executive Officer, Alan B. Levan, commented, “While no company is immune to the effects of a downward economic cycle, BankAtlantic is financially strong, well capitalized, and effectively navigating through the challenges of the current environment. As of March 31, 2008, Core, Tier I and Total Capital ratios of 6.87%, 10.04% and 11.83%, respectively, are well in excess of the regulatory ‘well capitalized’ thresholds of 5.0%, 6.0% and 10.0%. As we begin our 56th year as one of the largest banks headquartered in Florida, we are proactively dealing with the issues of credit, expenses, growth and operations in this environment. We are encouraged by our progress in key areas, particularly in core deposit growth and expense reduction. We have taken a number of tangible steps to address current market challenges that we believe will improve our operating platform in today’s financial environment, including:
•	“BankAtlantic Bancorp sold 2,135,000 shares of Stifel Financial Corp. common stock, generating approximately $82.2 million in net proceeds.

•	“BankAtlantic Bancorp’s non-performing loans decreased from $178.6 million at December 31, 2007 to $157.3 million at March 31, 2008, a balance reduction of $21.3 million.

•	“BankAtlantic Bancorp formed a new asset workout subsidiary, separate and distinct from BankAtlantic, to buy approximately $101.5 million of non-performing Commercial and Commercial Real Estate loans, net of specific reserves of $6.4 million, for $95.1 million in cash, from BankAtlantic.

•	“In addition to the transferred non-performing loans, BankAtlantic received approximately $30.0 million of non-performing loan repayments as a result of asset sales to third parties. In connection with an overall analysis of its assets during the quarter, BankAtlantic recorded $42.9 million in additional loan loss provisions based on an assessment of the continued deterioration of the collateral and the related markets. After the loan transfers, sales, charge-offs and additional non-accruals for the quarter, BankAtlantic’s non-performing loans at March 31, 2008 were $55.8 million, versus $178.6 million at December 31, 2007, a balance improvement of $122.8 million.

•	“BankAtlantic Bancorp filed a Form S-3 Shelf Registration Statement with the SEC and is seeking shareholder approval of an increase to our authorized shares of Class A common stock at our annual meeting in May.

•	“As previously announced, BankAtlantic reached an agreement to sell its five stores in the Orlando market, with closing expected in June 2008. Further, as discussed in more detail below, BankAtlantic made significant progress this quarter in implementing its expense reduction initiatives, and achieved positive growth in core deposits, including a 4.7% growth in core deposits (core deposits include DDA, NOW and savings accounts), and a 15.9% reduction in non-interest expense compared to the fourth quarter of 2007.”
BankAtlantic Highlights
     Net Income — BankAtlantic’s Chief Executive Officer, Jarett S. Levan, commented, “Pre-tax bank earnings before the impact of loan loss provisions were $14.9 million in the first quarter of 2008 versus $8.3 million in the comparable quarter of 2007 and $2.0 million in the fourth quarter of 2007, representing a $6.6 million and $12.9 million improvement, respectively, primarily associated with reduced non-interest expenses, reflecting management’s efforts to improve profitability in the core business notwithstanding the uncertainties of the current economic downturn. (The first quarter results do not reflect the potential future benefit of the $95.1 million of cash proceeds received by the Bank in exchange for the transfer of non-performing loans to the workout subsidiary on March 31, 2008.)
     Credit — “For the first quarter, the Bank experienced charge-offs of $47.2 million, including charge-offs associated with thirteen Commercial Real Estate loans totaling $40.6 million, Consumer loans of $4.8 million and Small Business loans of $1.2 million. Of the Commercial Real Estate charge-offs set forth above, $15.9 million was specifically reserved at December 31, 2007, $16.5 million was attributable to asset sales in the quarter, with the remainder reflective of additional declines in valuation in the quarter. The ratio of non-performing loans to total loans was 1.25% at March 31, 2008, compared with 3.87% at December 31, 2007. The ratio of non-performing assets to total loans plus other assets was 1.67% at March 31, 2008, compared with 4.10% at December 31, 2007.

     “The provision for loan loss in the first quarter of 2008 was $42.9 million or 3.70% of average loans. The allowance for loan losses was $83.4 million (1.86% of total loans) and the allowance to non-accrual loans was 149.48% at March 31, 2008. At December 31, 2007, the allowance for loan losses was $94.0 million (2.04% of total loans) and the allowance to non-accrual loans was 52.65%. Characteristics of the Bank’s Commercial Real Estate, Purchased Residential and Consumer loan portfolios are detailed below. (Additional credit information is presented in the supplementary financial tables provided in this release.)
     Commercial Real Estate Loans — “The Bank’s Commercial Real Estate loan portfolio at March 31, 2008 totaled $1.2 billion, including the following loan categories which we believe have the most exposure to declines in the real estate market:
     “Builder land bank loans: This category of 7 loans aggregates $79.2 million; two of the loans, totaling $31.6 million, are on non-accrual.
     “Land acquisition and development loans: This category of 27 loans aggregates $175.3 million; one loan, totaling $3.8 million, is on non-accrual.
     “Land acquisition, development and construction loans: This category of 19 loans aggregates $91.2 million; none of these are on non-accrual.
     “As indicated above, three Commercial Real Estate loans totaling $35.4 million were on non-accrual at March 31, 2008. We continue to closely monitor these loans; however, absent an improvement in the real estate market in Florida, additional provisions relating to this portfolio may be required in the future.
     Purchased Residential Loans — “Our Purchased Residential loan portfolio was $2.1 billion at quarter-end, representing approximately 45.2% of the Bank’s total loans. As we have previously announced, this portfolio does not include subprime or negative amortizing loans and is geographically diverse. The weighted average FICO score of borrowers in this portfolio was 743 at the time of origination, the weighted average loan-to-value of the loans in this portfolio at the time of origination was 68.0%, and the original back end debt ratio was a weighted average of 33.2%. As of March 31, 2008, the average time to payment reset was 64.3 months.

Quarter-end delinquencies, including non-accrual loans, were $24.9 million or 1.20% of the unpaid principal balance, versus 0.77% in the fourth quarter of 2007. Non-accrual balances in this portfolio increased to $13.2 million at March 31, 2008 from $6.9 million at December 31, 2007. Based on more recently obtained property values, the weighted average loan-to-value of non-accrual loan balances on March 31, 2008 was 80.3%. While the charge-offs in this portfolio increased somewhat during the quarter, our loss history in this portfolio over the past twelve months remains very low at $0.9 million, or 0.04% of the average outstanding balances. While we anticipate that we will experience some level of elevated delinquencies and non-accruals in this portfolio as the national housing market remains weak, we continue to have confidence in the overall performance of this portfolio based on the inherent characteristics of these loans.
     Consumer Loans — “Our Consumer loan portfolio had outstandings of $723.9 million at quarter-end, with home equity loans representing approximately 96.7% of this portfolio. Approximately 20% of this portfolio is secured by first mortgages. The loans in this portfolio have a weighted average loan-to-value, inclusive of first mortgages, of approximately 74.4%, and a weighted average Beacon score of approximately 737. Total delinquencies in this portfolio, including non-accruals, at March 31, 2008 were 1.76% versus 1.48% at December 31, 2007. During the quarter, non-accrual balances in this portfolio increased to $4.4 million at March 31, 2008 from $3.2 million at December 31, 2007. Charge-offs in this portfolio for the first quarter of 2008 were $4.8 million versus $4.1 million in the fourth quarter of 2007. We anticipate continued elevated levels of delinquencies and charge-offs in this portfolio until the Florida housing market begins to stabilize.
     Store Expansion Program — “We previously announced that we have slowed the pace of our new store growth for 2008. We opened a total of 35 new stores since January 1, 2005, which as of March 31, 2008 had balances of $274.2 million in core deposits and $412.0 million in total deposits. For the first quarter of 2008, the new stores generated net growth of $49.6 million in core deposits, $53.7 million of total deposits, and over 23,000 new core deposit accounts. As of quarter-end, we had a total of 105 stores throughout Florida.
     Deposit Accounts and Balances — “At quarter-end, total Bank core deposit balances increased 4.7% over the fourth quarter of 2007, representing a net increase at the Bank of $107.7 million in core deposits and $42.2 million in total deposits. In the first quarter of 2008, BankAtlantic opened over 62,000 new core deposit accounts, an increase of 8.8% over the fourth quarter of 2007.

     Net Interest Margin — “Net interest income for the first quarter of 2008 was $48.0 million compared to $47.3 million in the fourth quarter of 2007 and $52.1 million in the corresponding 2007 quarter. The tax equivalent net interest margin was 3.37% in the first quarter of 2008, compared to 3.41% in the fourth quarter of 2007 and 3.78% in the corresponding quarter of 2007, primarily due to the impact of non-performing assets. The impact in the first quarter of 2008 of non-performing assets on the Bank’s margin was approximately 27 basis points, or $3.8 million. Average earning assets remained relatively flat compared to both the first and fourth quarters of 2007.
     Non-interest income — “Non-interest income for the first quarter of 2008 was $35.6 million, a 1.4% increase over the comparable 2007 period.
     Non-interest expense — “Excluding restructuring charges of $2.6 million in the first quarter of 2007 and recoveries of ($115,000) in the first quarter of 2008, non-interest expense during the first quarter of 2008 was $68.7 million, a decline of $7.5 million or 9.8% from the comparable 2007 quarter. Excluding restructuring charges of $5.7 million in the fourth quarter of 2007 and recoveries of ($115,000) in the first quarter of 2008, non-interest expense during the first quarter of 2008 decreased $7.2 million or 9.4% from the fourth quarter of 2007. These expense reductions were achieved despite absorbing approximately $1.3 million in incremental direct expense, year-over-year, related to our store expansion program.
     Capital — “At March 31, 2008, BankAtlantic’s Core, Tier I and Total Capital ratios were 6.87%, 10.04% and 11.83%, respectively, exceeding the regulatory well capitalized thresholds of 5.0%, 6.0% and 10.0%. At December 31, 2007, BankAtlantic’s ratios were 6.94%, 9.85%, and 11.63%; and the March 31, 2007 ratios were 7.51%, 10.49% and 12.11%, respectively. During the first quarter of 2008, BankAtlantic Bancorp added $20.0 million in capital to BankAtlantic which more than offset the impact of the bank’s quarterly loss, further strengthening the Bank’s already well capitalized base,” concluded Jarett S. Levan.

BankAtlantic Bancorp:
     Stifel Investment — BankAtlantic Bancorp’s Chairman and CEO, Alan B. Levan, further commented, “We continue to hold 279,022 shares of Stifel Financial Corp. common stock, as well as warrants to purchase 481,724 shares of Stifel Financial Corp. common stock at an exercise price of $36.00 per share. BankAtlantic Bancorp recorded a $4.7 million loss associated with the sale of Stifel Financial Corp. common stock and a $1.9 million loss associated with the change in value of the warrants in the first quarter of 2008, versus the $2.7 million loss recorded in the fourth quarter of 2007.
     Discontinued Operations — Ryan Beck Holdings, Inc. — “Discontinued operations for the quarter reflected a $1.7 million gain related to an investment banking contingent earn-out payment received based on the first year’s performance following the sale of Ryan Beck. The amount was payable in common stock pursuant to the terms of the Ryan Beck agreement. The investment banking contingent payment is based on defined revenues attributable to specified individuals for each of the two years following closing. A second potential earn out payment, the private client contingent payment, is based upon defined revenues attributable to specified individuals over a two-year period. There is no assurance any additional amounts will be payable under the contingent earn out provisions of the agreement.
     Asset Workout Subsidiary — “As previously announced, during the quarter, BankAtlantic Bancorp formed a wholly-owned asset workout subsidiary. Although the assets are no longer within BankAtlantic, the assets and results of the workout subsidiary will continue to be included in BankAtlantic Bancorp’s consolidated financial statements.
     “BankAtlantic transferred to the workout subsidiary approximately $101.5 million of non-accrual loans and $6.4 million in specific loan reserves on March 31, 2008. These loans were transferred at their outstanding balances, after the impact of any charge-offs or specific reserves reflected by BankAtlantic during the quarter. The transferred loans were as follows:
     “Builder land bank loans: Four loans aggregating $32.0 million.
     “Land acquisition and development loans: Four loans aggregating $19.8 million.
     “Land acquisition, development and construction loans: Nine loans aggregating $34.9 million.
     “Other Commercial real estate loans: Four loans aggregating $8.3 million.
     “Commercial business loans: Four loans aggregating $6.2 million.
     “BankAtlantic is currently servicing these assets consistent with previous practices under a service arrangement with BankAtlantic Bancorp. Consideration is also being given by BankAtlantic Bancorp to a possible joint venture or sale of its interests in the workout subsidiary in the future. However, there is no assurance this will occur.

     Cash Dividend — “BankAtlantic Bancorp’s Board of Directors declared a cash dividend of $0.005 per share to all shareholders of record of its Class A and Class B Common Stock at the close of trading on April 4th, 2008. The fourth quarter’s dividend declaration marked BankAtlantic Bancorp’s 59th consecutive quarterly dividend payment,” concluded Alan B. Levan.
Financial Highlights:
First Quarter, 2008 Compared to First Quarter, 2007
BankAtlantic Bancorp — consolidated:
•	(Loss) from continuing operations of ($24.6) million versus (loss) of ($2.2) million

•	Diluted (loss) earnings per share from continuing operations of ($0.44) versus ($0.04)

•	Book value per share was $7.73 versus $8.61
BankAtlantic:
•	Income before provision for loan losses and income taxes was $14.9 million versus $8.3 million

•	Core, Tier I and Total Capital ratios were 6.87%, 10.04% and 11.83% versus 7.51%, 10.49% and 12.11%, respectively

•	Business segment (loss) income was ($17.0) million versus $639,000

•	Tax equivalent net interest margin decreased to 3.37% versus 3.78%

•	Non-interest income was $35.6 million versus $35.0 million, an increase of 1.44%

•	Non-interest expense was $68.6 million versus $78.8 million, a decrease of 12.9%; before the restructuring and exit activities of ($115,000) in 2008 and $2.6 million in 2007, respectively, non-interest expense was $68.7 million versus $76.2 million in 2007, a decrease of 9.81%

BankAtlantic Bancorp plans to host an investor and media teleconference call and webcast on Tuesday, April 29, 2008 at 11:00 a.m. (Eastern Time).
Teleconference Call Information:
     To access the teleconference call in the U.S. and Canada, the toll free number to call is 1-800-968-8156. International calls may be placed to 706-634-5752. Domestic and international callers may reference PIN number 43689235.

     A replay of the conference call will be available beginning two hours after the call’s completion through 5:00 p.m. Eastern Time, Tuesday, May 13, 2008. To access the replay option in the U.S. and Canada, the toll free number to call is 1-800-642-1687. International calls for the replay may be placed at 706-645-9291. The replay digital PIN number for both domestic and international calls is 43689235.
Webcast Information:
     Alternatively, individuals may listen to the live and/or archived webcast of the teleconference call. To listen to the webcast, visit www.BankAtlanticBancorp.com, access the “Investor Relations” section and click on the “Webcast” navigation link, or go directly to http://www.visualwebcaster.com/event.asp?id=47441. The archive of the teleconference call will be available through 5:00 p.m. Eastern Time, Tuesday, May 13, 2008.
     BankAtlantic Bancorp’s first quarter, 2008 earnings results press release and financial summary, as well as the Supplemental Financials (a detailed summary of significant financial events and extensive business segment financial data), will be available on its website at: www.BankAtlanticBancorp.com.
•	To view the financial summary, access the “Investor Relations” section and click on the “Quarterly Financials” navigation link.

•	To view the Supplemental Financials, access the “Investor Relations” section and click on the “Supplemental Financials” navigation link.
     Copies of BankAtlantic Bancorp’s first quarter, 2008 earnings results press release and financial summary, and the Supplemental Financials will also be made available upon request via fax, email, or postal service mail. To request a copy, contact BankAtlantic Bancorp’s Investor Relations department using the contact information listed below.
About BankAtlantic Bancorp:
BankAtlantic Bancorp (NYSE: BBX) is a financial services holding company and the parent company of BankAtlantic.
About BankAtlantic:
BankAtlantic, “Florida’s Most Convenient Bank”, with $6 billion in assets and more than 100 stores is one of the largest financial institutions headquartered in Florida. BankAtlantic provides a full line of products and services encompassing consumer and commercial banking. BankAtlantic is open 7 days a week and offers holiday hours, extended weekday hours, Totally Free Online Banking & Bill Pay, a 7-Day Customer Service Center, Totally Free Change Exchange coin counters and free retail and business checking with a free gift. BankAtlantic has been serving communities throughout Florida since 1952 and currently operates more than 250 conveniently located ATMs. The bank has supported thousands of charitable, civic and professional organizations since the inception of the BankAtlantic Foundation in 1994.
For further information, please visit our websites:
www.BankAtlanticBancorp.com
www.BankAtlantic.com

* To receive future BankAtlantic Bancorp news releases or announcements directly via Email, please click on the Email Broadcast Sign Up button on our website: www.BankAtlanticBancorp.com.
BankAtlantic Bancorp Contact Info:
Donna Rouzeau,
Assistant Vice President, Investor Relations & Corporate Communications
Email: CorpComm@BankAtlanticBancorp.com
Leo Hinkley,
Senior Vice President, Investor Relations Officer
Email: InvestorRelations@BankAtlanticBancorp.com
Phone: (954) 940-5300, Fax: (954) 940-5320
Mailing Address: BankAtlantic Bancorp, Investor Relations
2100 West Cypress Creek Road, Fort Lauderdale, FL 33309
BankAtlantic, “Florida’s Most Convenient Bank,” Contact Info:
Public Relations:
Hattie Hess, Vice President, Public Relations
Telephone: 954-940-6383, Fax: 954-940-6310
Email: hhess@BankAtlantic.com
Public Relations for BankAtlantic:
Boardroom Communications
Caren Berg
Phone: 954-370-8999, Fax: 954-370-8892
Email: caren@boardroompr.com
* To receive future BankAtlantic Bancorp news releases or announcements directly via Email, please click on the Email Broadcast Sign Up button on our website: www.BankAtlanticBancorp.com.
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Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of BankAtlantic Bancorp, Inc. (“the Company”) and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products and services; credit risks and loan losses, and the related sufficiency of the allowance for loan losses, including the impact on the credit quality of our loans, of a sustained downturn in the real estate market and other changes in the real estate markets in our trade area, and where our collateral is located; the quality of our residential land acquisition and development loans (including “Builder land bank loans”) and conditions specifically in that market sector; the risks of additional charge-offs, impairments and required increases in our allowance for loan losses; the asset workout subsidiary’s ability to successfully manage the process of debt resolution, if at all, or producing results which do not justify their costs; and the successful completion of a sale or joint venture of its interests in the subsidiary in the future, and the risk that no gain will be realized; changes in interest rates and the effects of, and changes in, trade, monetary and fiscal policies and laws including their impact on the bank’s net interest margin; adverse conditions in the stock market, the public debt market and other capital markets and the impact of such conditions on our activities; the value of our assets and on the ability of our borrowers to service their debt obligations; BankAtlantic’s seven-day banking initiatives and other growth, marketing or advertising initiatives not resulting in continued growth of core deposits or producing results which do not justify their costs; the success of our expense discipline initiative and the ability to achieve additional cost savings; the success of BankAtlantic’s new store expansion program, and achieving growth and profitability at the stores in the time frames anticipated, if at all; and the impact of periodic testing of goodwill, deferred tax assets and other intangible assets for impairment. Past performance, actual or estimated new account openings and growth may not be indicative of future results. Additionally, we acquired a significant investment in Stifel Financial Corp. (“Stifel”) equity securities in connection with the Ryan Beck Holdings, Inc. sale subjecting us to the risk of the value of Stifel shares and warrants received varying over time, and the risk that no gain will be realized. The earn-out amounts payable under the agreement with Stifel are contingent upon the performance of individuals and divisions of Ryan Beck Holdings, Inc. which are now under the exclusive control and direction of Stifel, and there is no assurance that we will be entitled to receive any earn-out payments. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission. The Company cautions that the foregoing factors are not exclusive.